                       MASTER AFFILIATE SERVICE AGREEMENT


     THIS MASTER AFFILIATE SERVICE AGREEMENT (the "Agreement") is made and entered into effective as of September 1, 1996 (the "Effective Date"), between PACIFIC ENTERPRISES ENERGY SERVICES on its own behalf and as attorney in fact for certain non-regulated subsidiaries of Pacific Enterprises identified on Appendix "A" of this Agreement ("Pacific") and SOUTHERN CALIFORNIA GAS COMPANY ("SoCalGas"). Pacific and SoCalGas are each referred to in this Agreement individually as a "Party," and collectively as the "Parties." The Parties hereby agree as follows:

                                    RECITALS

     WHEREAS, Pacific desires to obtain the benefit of certain resources of SoCalGas (other than tariffed utility services, which shall be provided only on the basis of applicable tariffs) to support marketing of new products and services to third parties by Pacific that are specifically set forth at Appendix "B" to this Agreement (the "Services"); and

     WHEREAS, SoCalGas is willing to provide the Services to Pacific consistent with the requirements of the California Public Utilities Commission ("CPUC") and the Pacific Enterprises Companies Policy Memorandum on Affiliate Transactions and Activities Allocation of Business Unit and Policy Group Costs, a copy of which is attached as Appendix "C" to this Agreement, as revised or superseded from time to time (collectively, the "Policy").

     NOW THEREFORE, the Parties agree as follows:

                                    AGREEMENT

                                   ARTICLE I.
                                SCOPE OF SERVICES

     1.1 GENERAL. Pacific intends to contract with various third parties ("Customers") to provide goods and services to them during the term of this Agreement. Pacific hereby retains SoCalGas to perform the Services as an independent contractor to Pacific. The scope of Services described in Appendix " B" to this Agreement may be amended and modified from time to time pursuant to Section 11.4 of this Agreement.

     1.2  BRAND NAME.   Subject to SoCalGas' prior approval in accordance with
Article IX of this Agreement, Pacific may use the SoCalGas brand name and logo for marketing and labeling Pacific products and services. Pacific shall not be required to pay SoCalGas for the use of the SoCalGas name or logo. Pacific may refer to itself publicly as

"In affiliation with The Gas Company". SoCalGas shall approve all advertising copy for conformance with SoCalGas standards.

     1.3  BILLING SERVICES   Pacific may, upon SoCalGas' approval, identify
certain charges to SoCalGas customers as a separate line item on SoCalGas customer bills. Any partial payments received from SoCalGas customers shall be applied to the SoCalGas portion of the bill first. Pacific may, upon SoCalGas' approval, use the envelope space to market products and services to SoCalGas customers. Inserts required by the CPUC or by legal mandates shall take priority over Pacific products and services. Pacific shall be solely responsible for collection of amounts due it; SoCalGas is not required to collect past due amounts for Pacific.

     1.4  CUSTOMER ORDERS.   Upon receipt of a Customer Order (which may be
transmitted and authenticated electronically via facsimile machine, E-mail or other mutually acceptable method) and unless promptly rejected by SoCalGas or as may be otherwise agreed, SoCalGas shall coordinate specific dates and times of delivery of the Services with Pacific's designated representatives prior to any scheduled visit to Customer locations. Except as provided at Section 2.2 of this Agreement or as may otherwise mutually agreed upon, SoCalGas shall supply all personnel, supplies and equipment required to perform the Services consistent with each Customer Order. Each Customer Order shall specify which Services SoCalGas shall provide pursuant to such Customer Order, and shall include any special conditions or provisions applying to the work (including, but not limited to, any additional contract provisions required by Pacific's agreement with Pacific's Customer).

     1.5  OTHER AGREEMENTS.   This Agreement sets forth the general terms and
conditions pursuant to which the Services shall be provided by SoCalGas to Pacific. Consistent with the terms and conditions of this Agreement, the Parties may develop other terms and conditions for Services. To the extent that other agreements are entered into with respect to one or more Services, this Agreement shall be construed together with such other agreements as a single agreement; provided, however, that any term or condition of other agreements which conflict with this Agreement shall control with respect to the Services provided pursuant to such other agreement.

     1.6  DEFAULT AGREEMENT.   If SoCalGas provides goods or services to Pacific
other than the Services without a written agreement, the terms and conditions of this Agreement shall apply to such Services.

                                   ARTICLE II.
                              TERM AND TERMINATION

     2.1  GENERAL.   The term of this Agreement shall commence as of the
Effective Date and shall continue until either Party gives the other Party thirty (30) days' prior written notice of termination. Termination of this Agreement shall have no effect upon any other agreement between the Parties or with any third party.

     2.2  PRIORITY OF UTILITY OBLIGATIONS.   The Parties recognize that, as a
public utility regulated by the CPUC, SoCalGas has certain public service obligations, the performance of which may interfere with SoCalGas' performance of its obligations under this Agreement. In such event, SoCalGas may interrupt such Services as may, in its sole judgment, be reasonable or necessary and shall notify Pacific of any extended interruption as soon as reasonably practicable. Pacific may thereupon, and without incurring any liability to SoCalGas thereby, elect to terminate any Customer Order or other work under this Agreement which in its reasonable judgment is or will be materially adversely affected by such extended interruption, and recontract such work or Customer Order to a third party in its sole discretion. Work or Customer Orders not so recontracted shall be completed by SoCalGas as soon as practicable under the circumstances. Except as specifically provided in this Section, SoCalGas shall have no duties or liability under this Agreement for interference or interruptions caused by its public service obligations.


                                  ARTICLE III.
                                  COMPENSATION

     3.1  GENERAL.   Pacific shall compensate SoCalGas for all Services rendered pursuant to this Agreement in accordance with the principles expressed in the Policy, as revised or superseded from time to time. SoCalGas shall submit invoices to Pacific monthly in sufficient detail to identify the Customer Order authorizing such Services and, with respect to such Services, the specific charges, including (but not limited to) labor, material, location and description of work done, and any reimbursable costs and expenses applicable to such Services. Pacific shall pay each SoCalGas invoice within thirty (30) days of its receipt, after which interest shall accrue. Pacific shall be responsible for payment of any sales or use taxes applicable to the Services.

     3.2  SALES AND MARKETING.   Except as may be specifically agreed by
SoCalGas and Pacific, SoCalGas employees will not be providing leads, closing sales or actively promoting Pacific products and services. Any such arrangements shall be conditioned upon implementation of measures to assure that no confidential SoCalGas customer information will be used thereby for the benefit of Pacific without documented customer consent, that SoCalGas utility workload is not adversely affected, and that SoCalGas is compensated in accordance with the principles expressed in the Policy.

     3.3  EMPLOYEE RELOCATION.   Pacific shall compensate SoCalGas for
management employees employed by Pacific that were SoCalGas employees (within 30 days of their employment by Pacific) by paying an amount equal to twenty five percent (25%) of each such employee's last year's base salary as an employee of SoCalGas.

     3.4  PROMOTIONAL MATERIALS.   Provided that such work is minimal and
incidental to performance of their utility duties and SoCalGas approves the program, SoCalGas account representatives and field personnel may distribute Pacific promotional materials at no cost; provided that Pacific will be charged for training time and similar activities requested by Pacific.

     3.5  PROCESS.   Consistent with the Policy (as defined in the recitals of
this Agreement), the Parties shall develop and periodically review the pricing methodology applicable to the Services (including providing for wage increases and other cost adjustments and the applicable rate of interest for late payments); and shall periodically confirm that the transfer pricing methodology accurately reflects SoCalGas' fully assigned cost of providing the Services.
Any significant deviations shall be trued-up to SoCalGas actual recorded costs or otherwise corrected to the mutual satisfaction of the Parties. The development and review shall be completed as soon as reasonably possible, but in any event by December 31, 1996. Further reviews shall be conducted at least annually thereafter.


                                   ARTICLE IV.
                              CUSTOMER INFORMATION

    4.1   CUSTOMER-OWNED.   Information owned by individual customers and
provided to SoCalGas, such as customer name, address, and phone number, shall not be made available to third parties, including Pacific, without documented customer consent, except to the extent SoCalGas is legally required or permitted to do so.

    4.2   PRIVACY EXPECTATION.   Information owned by SoCalGas in which the
customer has a reasonable expectation of privacy, such as customer credit history, recorded energy consumption data, energy equipment data, and customer service and purchase history, shall be provided to Pacific only with documented customer consent, except to the extent SoCalGas is legally required or permitted to do so.

    4.3   CUSTOMER CONSENT.   The information described in Sections 4.1 and 4.2
may be referred to in this Agreement as "Customer Information. Pacific shall have the right to seek documented consent from customers for SoCalGas to release Customer Information to Pacific. Pacific shall maintain the confidentiality of all Customer Information consistent with the practice of SoCalGas.

    4.4   BILLING SERVICES.   Billing services provided by SoCalGas to Pacific
shall protect against unauthorized use of Customer Information. Target marketing using SoCalGas mailing services shall not be based on Customer Information. For example, Pacific shall not request SoCalGas to provide Pacific with a targeted mailing based on SoCalGas' customer-specific gas consumption information without documented customer consent.

    4.5   SOCALGAS FACILITIES.   Information owned by SoCalGas and also
available to customers, such as a customer's account number, meter size and location and the size and location of other SoCalGas facilities on the customer's premises shall be provided to Pacific at SoCalGas' fully assigned cost, except to the extent SoCalGas is legally prohibited from doing so. For example, SoCalGas may provide customer meter location information to Pacific to facilitate Pacific's providing service to customers.

    4.6   AGGREGATED INFORMATION.   Information owned by SoCalGas which is
aggregated and non-customer specific shall be provided to Pacific only upon mutually acceptable terms and conditions.


                                   ARTICLE V.
                                  AUDIT RIGHTS

     Each Party shall maintain reasonably complete and detailed records, consistent with its customary accounting practices, substantiating all transactions, customer consents, arrangements, Services and charges under, or relating to, this Agreement. Each Party shall allow representatives of the other to examine, audit, and make copies of such records during normal business hours for a period of four (4) years after the event, or, if later, the date any charges substantiated thereby were billed to Pacific in accordance with this Agreement.


                                   ARTICLE VI.
                           RELATIONSHIP OF THE PARTIES

     6.1  INDEPENDENT CONTRACTOR.   Neither Party nor its employees, agents,
representatives, or subcontractors shall be deemed employees of the other Party for any purpose whatsoever. SoCalGas shall be deemed an independent contractor to Pacific. Pacific is only interested in the results to be obtained by SoCalGas in the performance of the Services. SoCalGas is responsible for its own operations and its employees shall not be on the payroll of Pacific or entitled to any benefits extended to Pacific's employees. SoCalGas shall be solely liable for withholding and remitting payment for all taxes relating to the Services, including, but not limited to, state and federal income taxes, Social Security tax, self-employment tax, unemployment tax, unemployment insurance premiums, and disability insurance contributions. Nothing in this Agreement shall be construed as creating an exclusive relationship between Pacific and SoCalGas. Except as may be expressly agreed by the Parties, SoCalGas may provide, and Pacific may obtain, goods or services to or from any third parties with whom they respectively choose to deal.

     6.2  SPECIAL PURPOSE EMPLOYMENT.   With respect to SoCalGas employees
engaged in providing the Services to Pacific, SoCalGas shall be the "General Employer" and the Pacific shall be the "Special Purpose Employer" within the meaning of California law.


                                  ARTICLE VII.
                              CONFORMANCE WITH LAWS

     Each Party shall observe and comply in all material respects with all applicable laws, ordinances, codes, orders, and regulations of governmental agencies, including federal, state, municipal, and local governing bodies, having jurisdiction over performance of the Services, and each Party shall obtain all necessary permits and licenses to perform its obligations under this Agreement. To the extent required by law all federal, state and local contract provisions applicable to the Services, as revised from time to time, are hereby incorporated herein by reference as though fully set forth.


                                  ARTICLE VIII.
                                 INDEMNIFICATION

     8.1  GENERAL.   Except for claims for which indemnity is provided under
Section 8.2, to the fullest extent permitted by law, each Party will indemnify, defend and hold harmless the other Party, its affiliates, officers, directors, employees, agents, representatives, and subcontractors (collectively "Indemnitees") from and against any and all losses, costs (including reasonable attorneys fees for external and internal counsel), fines and penalties, damage, injury, liability, and claims (collectively "Claims") for: (i) injury to or death of persons (including employees of the Parties), (ii) loss of, damage to or destruction of property, and (iii) violation of law; which results directly or indirectly from such indemnifying Party's performance of, or failure to perform, its obligations under this Agreement or any other of such Party's negligent or wrongful actions or omissions in any way related to its obligations under this Agreement; excluding only indemnification for Claims to the extent caused or contributed to by the active negligence or misconduct of the Party to be indemnified, or of its Indemnitees.

     8.2  NAME AND BILLING.   Pacific shall indemnify, defend and hold harmless
SoCalGas from claims and expenses resulting from Pacific's promotion of its goods and services, use of SoCalGas identity association (including, but not limited to, SoCalGas' brand name, logo, trademarks and service marks) and use of SoCalGas' billing envelope and bill.

     8.3 SURVIVAL. The foregoing indemnities shall survive termination of this Agreement.


                                   ARTICLE IX.
                              INTELLECTUAL PROPERTY

     SoCalGas reserves the right to approve in advance all publicity and materials using its brand identification (including its name, logo, trademarks and service marks). SoCalGas also reserves the right to approve in advance all publicity and promotional materials intended for SoCalGas' distribution. Publicity, identity association and use of SoCalGas' envelope and bill shall conform to appropriate standards to protect SoCalGas' relationships with its customers, labor force, the public, and other constituencies.


                                   ARTICLE X.
                                  FORCE MAJEURE

     In no event shall a Party be liable for breach of this Agreement if it is prevented from, or delayed in, performing its obligations under this Agreement (excluding, however, obligations to pay money) by forces or events not under its control, including, but not limited to, earthquake, fire, flood, other Acts of God, labor disputes, walkouts, or strikes, shortages of parts or materials, riot or civil unrest, war, inability to obtain governmental approvals or permits, or government orders; provided that notice is given with reasonable promptness and the affected Party seeks to resume performance as soon as practicable, and further provided that nothing herein shall require a Party to resolve labor disputes.


                                   ARTICLE XI.
                                  MISCELLANEOUS

     11.1 DESIGNATED REPRESENTATIVES.   Each Party may, by notice given in
accordance with Section 11.2, designate to the other from time to time one or more representatives for the purpose of issuing approvals on behalf of such Party under this Agreement and for other purposes, including (but not limited to) execution of Appendices A and B and amendments and modifications thereto, the approvals provided for in Sections 1.2 (brand), 1.3 (billing and inserts),
3.2 (sales and marketing), 3.4 (promotional materials), 4.6 (aggregated information), and Article IX (intellectual property). SoCalGas initially designates the following officers to make such approvals and upon notice to further delegate such authority: Senior Vice President, Energy Distribution Services, Vice President, Residential Services or Vice President, Commercial & Industrial Services.

     11.2 NOTICES.   Notices and invoices shall be in writing and sent to the
Parties at the addresses set forth below. Notices shall be sent by the Pacific Enterprises inter-office mail system, first class United States mail (postage prepaid), commercial overnight courier, any form of electronic transmission providing proof of delivery (fax or E-mail), or personal delivery addressed as follows:

          PACIFIC:

                         FOR NOTICES:

                         Pacific Enterprises Energy Services
                         633 West Fifth Street
                         Los Angeles, CA 90071
                         Attn.:  President

                         FOR INVOICES:

                         Pacific Enterprises Energy Services
                         633 West Fifth Street
                         Los Angeles, CA 90071
                         Attn.:  Controller

          SOCALGAS :

                         FOR NOTICES:

                         Southern California Gas Company
                         555 West Fifth Street
                         Los Angeles, CA 90013
                         Attn.: Senior Vice President, Energy Distribution Services

                         FOR PAYMENTS:

                         Southern California Gas Company
                         555 West Fifth Street
                         Los Angeles, CA 90013
                         Attn.: Accounts Receivable


     11.3 ASSIGNMENT.   Neither this Agreement nor any rights or duties under
this Agreement shall be assignable by either Party, whether voluntarily, involuntarily, or by operation of law, without the prior written consent of the other Party; provided, however, that SoCalGas may subcontract any or all of its services subject to Pacific's prior approval, which approval shall not be unreasonably withheld. This Agreement shall be binding upon and inure to the benefit of their heirs, successors, or permitted assigns of the Parties.

     11.4 INTERPRETATION; MODIFICATION; WAIVER.   As used herein "Agreement"
means this Master Affiliate Service Agreement" and its Appendices (as in effect from time to time), as duly amended or modified. The interpretation and performance of this Agreement shall be in accordance with the laws of the State of California, and the orders, rules and regulations of the CPUC, in effect from time to time. Except as required to conform with California law and the orders, rules and regulations of the CPUC, no amendment or modification shall be made to this Agreement except by an instrument in writing executed by authorized representatives of the Parties, and no amendment or modification shall be made by course of performance, course of dealing or usage of trade. No waiver by any Party of one or more defaults under this Agreement shall operate or be construed as a waiver of any other default or defaults, whether of a like or different character.

     IN WITNESS WHEREOF, this Agreement has been executed as of the Effective Date in duplicate originals by the duly authorized representatives of the Parties.


PACIFIC ENTERPRISES ENERGY SERVICES          SOUTHERN CALIFORNIA GAS COMPANY
a California corporation                     a California corporation

By: /s/ Eric B. Nelson                       By: /s/ Warren I. Mitchell
   --------------------------------             ----------------------------
   Eric B. Nelson                               Warren I. Mitchell


Appendices:

     A. Certain Non-Regulated Subsidiaries of Pacific Enterprises (to be attached upon execution pursuant to Section 11.4);
     B.   Services (to be attached upon execution pursuant to Section 11.4); and
     C.   Affiliate Transaction Rules

                                   APPENDIX A


                  CERTAIN NON-REGULATED SUBSIDIARIES OF PACIFIC
                                   ENTERPRISES

                                  APPENDIX "A"


               Energy Alliance I
               Ensource
               Pacific Energy
               Pacific Energy Leasing
               Pacific Enterprises Energy Services
               Pacific Enterprises Energy Management Services
               Pacific Enterprises LNG Company

                                   APPENDIX B


                                    SERVICES

                                   APPENDIX B
                                    SERVICES

                                    PART B-1
                          APPLIANCE PROTECTION PLAN.

     A.   PLAN DESCRIPTION

     Pacific's warranty program for repairing various gas and electric appliances. For a monthly fee, appliances will be repaired upon the Customer's request. Under this program, Pacific does not charge to the Customer for the service call. If the estimated repair cost exceeds the value of the appliance, Pacific will pay the Customer the value of the appliance in lieu of repairing it.

     B.   SCOPE OF WORK

     Subject to all of the terms and conditions of the Agreement, SoCalGas shall (at Pacific's expense as provided in provision C of this Part) provide to Pacific, upon Pacific's request, the following Services in connection with this program:

          1. BILL INSERT. SoCalGas shall provide envelope space for Pacific's Appliance Protection Plan ("Plan") advertisement. Advertisements shall conform to size and weight specifications agreed to by the Parties. SoCalGas shall notify Pacific if its advertisement, in conjunction with other SoCalGas inserts, will exceed the weight limit for SoCalGas' normal postage rate. Pacific shall be given the choice to withdraw the advertisement from that month's utility bills, or pay any additional postage costs. Each Party will use its best efforts to provide timely notifications of its actions to the other.

          2. CUSTOMER RESPONSE FORMS. SoCalGas shall use its best efforts to forward to Pacific, or to a third party authorized by Pacific, all Customer response forms (Plan advertisement tear-offs included with utility bill payments) on a daily basis.

          3.   CUSTOMER BILLING SERVICE.   SoCalGas shall provide billing,
     payment processing and related services for the Plan. Upon notification that a Customer has accepted the Plan, SoCalGas will add the Plan charge to the Customer's gas bill, effective as of the Customer's next billing cycle. Pacific's notification of Customer acceptance shall, at a minimum, include Customer name, address, home phone number with area code, and the selected option. SoCalGas shall notify Pacific which Customers were billed, the amount billed, which Customers paid, the amount paid and dates paid. In addition, SoCalGas will provide bill insert services for Pacific, and will respond to incidental Customer inquiries received by the SoCalGas Call Center with respect to the Plan. All notifications to be provided by one Party to the other Party in accordance with this section shall be transmitted and authenticated electronically via tape, diskette, facsimile machine, or otherwise. SoCalGas shall receive a daily listing from Pacific that contains the name, address, home phone number with area code, SoCalGas' Bill Account Number (if known), the Plan purchased, and optional coverages purchased. The listing shall be transmitted and authenticated electronically via tape, diskette, facsimile machine or otherwise.
     SoCalGas will add the Plan (and optional coverage) charges as one line item on the Customer's gas bill which will read: "Appliance Protection Plan."

          4. PAYMENT PROCESSING. SoCalGas shall receive customers' payments for gas and other charges included on the bill, which includes Plan payments. SoCalGas shall process all payments in the same manner as SoCalGas processes its other customers' bills in the normal course of business, namely, within two (2) business days of receipt if paid by mail or in a branch office; within three (3) business days if paid through an Authorized Payment Agency. In the event of a partial payment, SoCalGas shall apply the payment against SoCalGas' bill first and any balance against Pacific's Plan charges. If there is a previous balance, current utility charges will be credited before being applied against a delinquent Plan balance.

          5. CALL CENTER. SoCalGas' Call Center may receive calls regarding the Appliance Protection Plan. Calls regarding Plan coverage, general information, incidental questions about the Plan, or requests for enrollment or cancellation, shall be referred to Pacific or its authorized third party. Calls regarding the Appliance Protection Plan line item on the utility bill shall be resolved by SoCalGas.

          6. REPORTS. SoCalGas shall provide to Pacific two (2) reports with the following information:

               (a) BILLING REPORT. Customer name, home phone number with area code as provided by Pacific, SoCalGas Account Number, amount billed for the Plan, date billed, and billing adjustments. SoCalGas shall use reasonable efforts to issue this report to Pacific on a daily basis.

               (b) PAYMENT REPORT. Customer name, home phone number with area code as provided by Pacific, SoCalGas Account Number, amount paid for the Plan, date paid, and payment adjustments. SoCalGas shall use reasonable efforts to issue this report to Pacific on a daily basis.

               (c) TRANSMITTAL. Reports shall be transmitted and authenticated electronically via tape, diskette, facsimile machine or otherwise.

          7. TRANSFER OF FUNDS. SoCalGas shall remit to Pacific all funds paid to SoCalGas on account of the Plan in accordance with mutually agreeable procedures.

     C.   CHARGES.

     COST REIMBURSEMENT. Pacific shall pay SoCalGas for all Appliance Protection Plan Services at the fully assigned direct and indirect costs of SoCalGas as provided in Sections 3.1 and 3.5 of the Agreement. These charges will be "trued-up" annually to reflect actual recorded costs.



Approved by the Parties as of September 1, 1996

Pacific Enterprises Energy Services,    Southern California Gas Company,
a corporation                           a corporation

By: /s/ Eric B. Nelson                  By: /s/ Pamela J. Fair
    ----------------------------            ----------------------------

Title: President                        Title: V.P Residential Services
       -------------------------               --------------------------

                                   APPENDIX B
                                    SERVICES

                                    PART B-2
                             SEISMIC SERVICES PLAN

     A.   PLAN DESCRIPTION

     Pacific's program for sale and installation of a new earthquake valve. This program also includes the sale and installation of any of several state architect-approved water heater braces which reduce the risk of water heaters toppling over during an earthquake.

     B.    SCOPE OF WORK

     Subject to all of the terms and conditions of the Agreement, SoCalGas shall (at Pacific's expense as provided in provision C of this Part) provide to Pacific, upon Pacific's request, the following Services in connection with this program:

          1.   MANUFACTURING.

               a. SoCalGas has provided and shall provide all services necessary to produce for Pacific the completed (manufactured, assembled, painted, labeled, and packaged (for wholesale)) earthquake shut-off valve ("valve" or "Seismic Product"), in accordance with the design specifications, the terms of which are incorporated by reference ("Specifications") which have been provided to SoCalGas. These services also include assisting Pacific in obtaining certification of the Seismic Product, quality assurance of the manufacture of the valve body, and such testing of the Seismic Product (including the first article pilot production valves) as Pacific reasonably requires in order to assure that each of the parts meets the Specifications. Further, SoCalGas shall pressure test each and every valve produced for Pacific.

               b. Pacific shall order the Seismic Product pursuant to its standard purchase order or orders, the terms of which are incorporated by reference.

               c. Notwithstanding Section 8.1 of the Agreement, to the fullest extent permitted by law, Pacific will indemnify, defend and hold harmless SoCalGas and its Indemnitees from and against any and all claims for (i) injury to or death of persons (including employees of the Parties), and (ii) loss of, damage to or destruction of property, which results directly or indirectly from the Seismic Product or its use ("Claims"); excluding only indemnification for Claims to the extent caused or contributed to by the active negligence or misconduct of SoCalGas or of its Indemnitees.

          2. ON-GOING QUALITY CONTROL. SoCalGas shall provide such testing of the Seismic Product as is required to maintain its certification by the Office of the State Architect (and International Approval Services).

          3. WAREHOUSING AND SHIPPING. SoCalGas shall provide warehousing of the Seismic Product and shipping services to Pacific's installation subcontractors (both SoCalGas and licensed plumbers).

          4. BY-PASS EQUIPMENT. SoCalGas shall sell to Pacific those quantities of by-pass kits (each with two bottles), as shall be mutually agreed to pursuant to Pacific's purchase order for same. This service shall include exchanging for Pacific (or its subcontractors) empty bottles for filled bottles.

          5. TRAINING. SoCalGas shall provide training to Pacific and its subcontractors to qualify them in accordance with SoCalGas' Tariff Rule No. 10.I allowing contractors other than SoCalGas to install automatic seismic shut-off valves on SoCalGas' side of the meter, as long as such contractors have been qualified by SoCalGas.

          6. FIELD INSTALLATION. SoCalGas shall provide valve installation services to Pacific in accordance with its Tariff Rule No. 10.I. Pacific shall telecopy an order to SoCalGas once a day (following its receipt of the Meter Information, discussed below) with a list of each valve to be installed.

          7. INSTALLATION QUALITY ASSURANCE. SoCalGas shall provide quality assurance services for such installations as are requested by Pacific.

          8. METER INFORMATION. SoCalGas shall provide Pacific with the following information, in accordance with the following schedule:

               a. Once a day, Pacific shall telecopy to SoCalGas a list of all order information for Pacific's orders (for installation of its valve) received the prior day.

               b. SoCalGas shall check its Customer Information System (CIS) records to verify the address, meter size and location code ("Meter Information") of each transaction. Within twenty four (24) hours of its receipt of the information from Pacific, SoCalGas shall return the Meter Information to Pacific.

     C.   CHARGES.

          1.   MONTHLY CHARGES.

               a. ON-GOING QUALITY CONTROL. The cost of testing by a third party shall be billed directly to Pacific. The costs to ship the valve to the testing site is expected to be di minimis and therefore will not be billed to Pacific.

               b.   WAREHOUSING AND SHIPPING

               A charge per month per valve for warehousing, or other mutually agreed-upon payment to recover SoCalGas' actual warehousing costs.

               A charge per order and  per valve plus actual shipping costs.

          2.   ONE TIME AND PER-USE CHARGES.

               a. MANUFACTURING. Actual direct and indirect manufacturing costs (including labor, non-labor and overheads) incurred for the valves manufactured for Pacific.

               b. BY-PASS EQUIPMENT. A charge per kit (including two cylinders) and charges for cylinder exchange or refill.

               c. TRAINING. The charge will be the "competitive charge" SoCalGas determines pursuant to Tariff Rule 10.I for training provided to all contractors.

               d.   FIELD INSTALLATION.  Per Tariff Rule 10.I.

               e. INSTALLATION QUALITY ASSURANCE. A charge per hour for Field Service Representative time.

          3. COST REIMBURSEMENT. Pacific shall pay SoCalGas for all Seismic Services Plan Services at the fully assigned direct and indirect costs of SoCalGas as provided in Sections 3.1 and 3.5 of the Agreement. These charges will be "trued-up" annually to reflect actual recorded costs.



Approved by the Parties as of September 1, 1996

Pacific Enterprises Energy Services,    Southern California Gas Company,
a corporation                           a corporation

By: /s/ Eric B. Nelson             By: /s/ Pamela J. Fair
    ----------------------------       ----------------------------
Title: President                   Title: V.P. Residential Services
       -------------------------          --------------------------

                                   APPENDIX B
                                    SERVICES

                                    PART B-3
                APPLIANCE REPAIR AND APPLIANCE CLUB SERVICES PLAN

     A.   PLAN DESCRIPTION.

     Pacific's repair service program for major gas and electric household appliances and patio products (including pool and spa heaters). Unlike the Appliance Protection Plan program, under the appliance repair service program Customers are charged only when repairs are performed. The Appliance Club is an association of Customers who receive free annual safety checks of heaters and air conditioners, 10% discounts on appliance repairs, automatic reminders of the need to change filters, and free furnace filters every heating season.

     B.   SCOPE OF WORK.

     Subject to all of the terms and conditions of the Agreement, SoCalGas shall (at Pacific's expense as provided in provision C of this Part) provide to Pacific, upon Pacific's request, the following Services in connection with this program:

          1. TRAINING. SoCalGas shall provide training to Pacific and its subcontractors in repairing and restoring gas appliances and equipment.

          2. QUALITY ASSURANCE. SoCalGas shall provide quality assurance services for the Appliance Repair and Appliance Club in accordance with procedures to be mutually agreed upon. For work involving gas appliances, SoCalGas' services shall in accordance with its usual quality and assurance standards.

     C.   CHARGES.

          1. TRAINING. Actual direct and indirect costs (labor, non-labor and overheads) for each course provided.

          2. QUALITY ASSURANCE. Actual direct and indirect costs (labor, non-labor and overheads) for work done. Costs will be charged on a per call basis using a mutually agreeable estimate.

          3. COST REIMBURSEMENT. Pacific shall pay SoCalGas for all Appliance Repair and Appliance Club Services at the fully assigned direct and indirect costs of SoCalGas as provided in Sections 3.1 and 3.5 of the Agreement. These charges will be "trued-up" annually to reflect actual recorded costs.


Approved by the Parties as of September 1, 1996

Pacific Enterprises Energy Services,    Southern California Gas Company,
a corporation                           a corporation

By: /s/ Eric B. Nelson                  By: /s/  Pamela J. Fair
    ----------------------------            ----------------------------
Title: President                        Title: V.P. Residential Services
       -------------------------               --------------------------

                                   APPENDIX B
                                    SERVICES

                                    PART B-4
               MONITORING, MAINTENANCE AND REPAIR SERVICES PLAN

     A.   PLAN DESCRIPTION

     Pacific's repair services program involves Pacific's designation as an "authorized service provider" (a Factory Authorized Service Center or "FASC") by major manufacturers of commercial cooking equipment. Pacific's equipment repair and maintenance service will provide factory warranty services and parts for both gas and electric cooking equipment, with the eventual plan to offer full service on heating, ventilating and air conditioning systems.

     Pacific's equipment monitoring program includes food service equipment-- food holding and cooking temperatures--to assure compliance with regulatory standards as well as attain energy efficiency. Additionally, Pacific will provide remote monitoring and control of heating, ventilation, and air conditioning (HVAC) and lighting equipment to save energy for Customers.

     B.   SCOPE OF SERVICES

     Subject to all of the terms and conditions of the Agreement, SoCalGas shall (at Pacific's expense as provided in provision C of this Part) provide to Pacific, upon Pacific's request, the following Services in connection with this program:

          1. RESTAURANT APPLIANCE REPAIR & MAINTENANCE SERVICES. SoCalGas will provide trained and qualified service technicians to repair restaurant appliances included in the plan. This includes:

               a. Having a qualified service technician contact the Customer by telephone within one (1) hour of receiving the order. During normal business hours (8 a.m. - 5 p.m., Monday - Friday), the service technician will be in the Customer's place of business within four
          (4) hours of the Customer's initial call time, unless the Customer schedules a later time.

               b. Providing service after-hours, weekends, and on holidays when requested by the Customer.

               c.   Repairing the restaurant appliance(s).

               d. When a commercial service technician identifies a FASC repair during normal utility business, calling Pacific's dispatch to obtain authorization to make the repair, and then if directed by Pacific and if the

          Customer agrees (after being informed of other providers per section 6.a below), repairing the appliance(s) using qualified service technicians.

               e. To the extent practical, SoCalGas will provide service within its service territory per a list of bases provided to Pacific.

          2. NEW EQUIPMENT START-UP. SoCalGas will provide trained and qualified service technicians to install, test, start-up, and certify restaurant appliances for which Pacific is the FASC.

          3. APPLIANCE SERVICE TRAINING. SoCalGas will provide trained workforce and, as agreed upon, will train other third-party servicers to install, maintain, and repair designated restaurant appliances for manufacturers.

          4. PARTS SUPPLY. SoCalGas will provide a parts supply function which will include the following:

               a. Purchasing original equipment manufacturer (OEM) parts directly from the manufacturers.

               b.   Taking delivery of the parts and storing them.

               c. Providing quality assurance by visually inspecting shipments to verify that the correct parts and quantity were shipped and that the parts appear to be in satisfactory condition.

               d.   Distributing parts to SoCalGas personnel.

               e. Distributing the parts to other Pacific Enterprises network service providers in an emergency (via mail or pick-up).

          5. CALL CENTER. SoCalGas will use its GAS2000 Call Center to receive and screen restaurant equipment servicing calls and send resulting service orders to either the SoCalGas or Pacific dispatch centers, as mutually agreed.

          6. MARKETING. On a best efforts basis, SoCalGas will market Pacific's Monitoring, Maintenance and Equipment Repair Plan services as follows:

               a. Pacific recognizes that a SoCalGas representative's primary purpose is to assist Customers in utilizing natural gas in a safe and efficient fashion. Nevertheless a Customer may find that Pacific's products and services (as well as those of competing providers) facilitate safe and efficient gas use. Pacific understands that a SoCalGas representative may mention that Pacific provides restaurant appliance repair and maintenance services only if the representative informs the customer that other qualified providers provide the service as well. If the customer has no objection, the SoCalGas representative may (but is not obligated to) leave behind with the Customer Pacific's informational materials (as approved by SoCalGas) on a non-exclusive basis, along with any approved list of referrals normally provided by SoCalGas. If there is no referral list, the Customer will be reminded that other providers may be found in the phone book or relevant industry directory. The Customer will also be informed that such services are not subject to CPUC regulation. The SoCalGas representative will annotate the customer file or the appropriate customer information system to reflect any referrals to Pacific.

               b. To the extent that Pacific and SoCalGas have made special arrangements for the use of certain sales force employees and consistent with the provisions of the Agreement (particularly Section
          3.2 and Article IV), the sales employees so selected may provide sales and marketing assistance to Pacific. These services will be provided, not as part of the respective employee's normal duties for SoCalGas, but at Pacific's expense as specifically directed by Pacific in an independent contractor relationship between the employee, SoCalGas and Pacific.

          7. OFFICE REPORTING. SoCalGas shall document each transaction as listed in this Part B-4 by providing invoices to Customers and Pacific.

          8. OTHER. SoCalGas may provide Pacific with various other related services in connection with the Appliance Repair and Maintenance program, as may be mutually agreed upon, such as providing work order forms, collateral materials, billing, collections, dispatch, quality assurance.

     C.   CHARGES.

     Pacific shall pay SoCalGas for Monitoring, Maintenance and Equipment Repair Plan Services at the fully assigned direct and indirect costs of SoCalGas as provided in Sections 3.1 and 3.5 of the Agreement. These charges will be "trued-up" annually to reflect actual recorded costs.

Approved by the Parties as of September 1 1996

Pacific Enterprises Energy Services,    Southern California Gas Company,
a corporation                           a corporation

By: /s/  Eric B. Nelson                 By: /s/  Richard M. Morrow
    ----------------------------            ----------------------------
Title: President                        Title: VICE PRESIDENT-
       -------------------------               --------------------------
                                             COMMERCIAL & INDUSTRIAL SERVICES

                                   APPENDIX B
                                    SERVICES

                                    PART B-5
                        PIPELINE DESIGN AND CONSTRUCTION

A.   PLAN DESCRIPTION

     Pacific's program to design and construct functional natural gas pipelines or similar utility infrastructures on the Customer's side of the gas meter. This service can involve replacement of an existing "house" or "yard" line and/or installation of a new line.

B.   SCOPE OF WORK

     Subject to all of the terms and conditions of the Agreement, SoCalGas shall (at Pacific's expense as provided in provision C of this Part) provide to Pacific, upon Pacific's request, the following Services in connection with this program:

     1. ENGINEERING AND DRAWINGS. Provide engineering calculations and prepare, organize and present drawings in an Autocad format to be determined by Pacific. Provide drawings complete, accurate and explicit enough to show substantial compliance with applicable industry and utility standards to permit construction. When required, each drawing shall bear the stamp or seal of the California-registered architects or engineers responsible for the design. When required, SoCalGas shall submit drawings and calculations to appropriate agencies for approval. Provide as-built drawings after completion of each project. As-built drawings shall be submitted in paper copies as well as a digitized format.

     2. CONSTRUCTION MANAGEMENT. SoCalGas shall designate an individual having responsibility for each project who shall, on a pre-agreed regular basis, provide information as requested by Pacific that will allow Pacific to determine the status and schedule of SoCalGas' work.

     3. QUALITY CONTROL. As required, SoCalGas shall establish and maintain a Quality Control ("Q.C.") Plan for each project. Such Plan shall consist of a set of agreed-upon Q.C. procedures for both on-site and off-site work. SoCalGas shall appoint a Q.C. Manager whose main responsibilities are to implement and manage the Q.C. program on each project. The Q.C. Manager shall report directly to Pacific's project manager and can be the same individual as the project superintendent.

     4. MATERIALS. SoCalGas shall provide materials that meet industry and utility standards. When required, material submittals shall be made allowing sufficient time for processing, reviewing, and approving, prior to delivery of materials to the job site.

     5. EQUIPMENT AND LABOR. SoCalGas shall provide all equipment and labor required to perform the work in an expeditious manner. SoCalGas shall not knowingly utilize equipment that is defective or not functioning properly. All operators of equipment shall be trained and be proficient in operating the equipment prior to commencing the work. All labor shall substantially conform to industry and utility standards.

C.   CHARGES.

     Pacific shall pay SoCalGas for all Pipeline Design and Construction Services at the fully assigned direct and indirect costs of SoCalGas as provided in Sections 3.1 and 3.5 of the Agreement. These charges will be "trued-up" annually to reflect actual recorded costs.

D.   ADDITIONAL TERMS AND CONDITIONS.

     1. SOCALGAS REGION MANAGER APPROVAL. Upon Pacific receiving a request by Customer to proceed with a project, Pacific shall provide to SoCalGas a Scope of Work document that describes the work to be provided by SoCalGas. The Scope of Work document shall include pertinent information about the Customer, description of work to be performed by SoCalGas, and any special terms and conditions. Prior to start of work, SoCalGas shall submit the Scope of Work document to the responsible Region Manager for approval. Upon approval and execution on behalf of SoCalGas, Pacific shall be provided a fully executed duplicate original.

     2. FEDERAL OR STATE SUBCONTRACTS. If the specific Customer under any Scope of Work document is a federal, state, or local governmental entity, Pacific's Scope of Work document shall include, by attachment, all applicable governmental contractor contract clauses, and by execution of the Scope of Work document SoCalGas shall be deemed to have assumed and agreed to be bound by them.



Approved by the Parties as of September 1 1996

Pacific Enterprises Energy Services,    Southern California Gas Company,
a corporation                           a corporation
By: /s/ Eric B. Nelson                  By:  /s/  (illegible)
    ----------------------------            ----------------------------

Title: President                        Title:
       -------------------------              --------------------------

                                   APPENDIX C


                           AFFILIATE TRANSACTION RULES

                          PACIFIC ENTERPRISES COMPANIES

           POLICY MEMORANDUM ON AFFILIATE TRANSACTIONS AND ACTIVITIES

               ALLOCATION OF BUSINESS UNIT AND POLICY GROUP COSTS


POLICY - THIS POLICY IS APPLICABLE TO THE COST OF SERVICES AND PROPERTY PROVIDED TO OR FROM ANY OF THE PACIFIC ENTERPRISES (PE) COMPANIES BUSINESS UNITS OR POLICY GROUPS. THIS MEMORANDUM UPDATES THE POLICY MEMORANDUM ON AFFILIATE TRANSACTIONS AND ACTIVITIES DATED JULY 1, 1995. THIS POLICY IS EFFECTIVE AS OF JANUARY 1, 1996.

The cost of services provided and other charges by one Business Unit (BU) or Policy Group (PG) on behalf of another BU or PG should generally be allocated to the respective BU or PG receiving the benefit of those services based on the fully assigned cost including nonlabor charges. The fully assigned (loaded) cost includes direct labor as well as indirect overhead and fixed cost factors (under these guidelines, the terms "fully assigned cost" and "fully loaded cost" are used interchangeably). The cost allocation policies described in this memorandum are generally consistent with many of the policies previously used by PE and its affiliates and are consistent with the cost assignment guidelines for new products and services.

The intent of this memorandum is to formally document the BU and PG allocation policy for the PE companies and to provide consistency in the allocation process. As used in the policy and guidelines, the term affiliate relationships refers to activities and transactions between regulated business units and unregulated business units, policy groups or shareholder-funded products and services (i.e., TEEM, Seismic Services).

This policy and the related guidelines are reviewed and updated at least annually. PE Corporate Accounting (within the Finance & Planning Policy Group) has the primary responsibility for the update of this policy.


GENERAL PRINCIPLES

- Cost allocation methods and procedures should be simple and the resulting calculations should enhance the BU's understanding of its economic performance, costs and profitability of business segments, products and services.

- This policy mandates the allocation of PE Public Policy & Law, Finance & Planning and Human Resources group costs to all affiliates based on a fair and equitable methodology (see Appendix A).

- New Product Development (NPD) costs will not be allocated to other business units until associated with a specific project that has been approved for implementation by the sponsoring BU.



                                 APPENDIX "C"

- General and administrative costs charged to the Office of the Chairman will not be allocated to business units, unless special circumstances warrant.

- Cost relating to use of tangible property will be charged on the basis of fully loaded costs, or for fully depreciated property, on the basis of a comparable market rate. The cost for use of intangible assets will not normally be allocated because of the complexity and subjectivity in valuing such assets and the lack of perceived benefit from the resulting estimate. Consideration will be given to allocating such costs if unique factual circumstances warrant. Any transfers of tangible or intangible property (including real, personal and intellectual property) from a regulated to an unregulated business unit shall be made on a fair market value basis to the extent practicable.


DEFINITION OF TRANSACTION TYPE

-    Inter-Affiliate     Transaction is between two unregulated BUs or between a
                         regulated BU and unregulated BU. This policy is applicable.

-    Policy Group        Transaction is between a Policy Group and any of the
                         BUs.  This policy is applicable.

-    Intra-Regulated BU  Activities are within EDS, ETS or TS and the product or service is shareholder-funded. This policy is applicable.

-    Inter-Regulated BU  Transactions among Energy Distribution Services (EDS),
                         Energy Transportation Services (ETS) and Transportation Services (TS). This policy is not applicable to these transactions. Refer to Shared Services cost allocation policies and procedures.


ALLOCATION METHODS

-    Direct Assignment        Costs can be specifically identified and assigned
                              to a BU or PG on a direct basis (i.e., direct labor hours tracked by time keeping process or a transaction specifically identified and chargeable to a BU). In certain instances, there may also be a chargeback to a BU or PG based on market rates.

-    Cost Driver Allocation   Transactions can be tracked, and actual costs can
                              be directly allocated to the appropriate BU by a specific cost driver (i.e., accounts payable by number of invoices, payroll by FTEs, etc.). The use of cost driver reallocations will vary depending on the circumstances and available information. For example:

                              - If the invoice detail is available in an
                                automated form, the actual accounts payable could be allocated using a different percentage each month based upon the actual number of invoices.

                              - If the detail on a cost driver is not readily
                                available, a cost driver analysis (based on prior year actual, or current year budget) could be done, and the percentages would be applied for the entire year.

-    Multi-Factor Based       This method is used where transactions cannot be
     Formula Cost Allocation  directly assigned, and therefore are allocated on a fair and consistent basis. This formula equally weights assets, revenue and payroll dollars based on the annual budgets of all the PE Companies.

-    Flat Percentage Cost     This method is applicable where the use of the
     Allocation               multi-factor formula is either not appropriate or
                              not applicable. Flat percentages will generally be determined during the budget planning process and will be based on estimated future usage of the service or expected incurrence of the charge based on past history. The assumptions and rationale for using a flat percentage should be documented.


ALLOCATING THE FULLY ASSIGNED COSTS OF LABOR SERVICES

The cost of labor services should be allocated on a fully assigned basis. In general, this includes direct labor dollars, as well as an allocation of pension and other employee benefits, payroll taxes, workers' compensation, insurance, space, equipment and other nonlabor charges.

IT IS THE INTENT OF THIS POLICY THAT THE COST OF THE RECORDKEEPING REQUIREMENTS ASSOCIATED WITH THE TRACKING, RECORDING AND ASSIGNMENT OF COSTS SHOULD BE REASONABLE AND SHOULD NOT EXCEED THE VALUE OF IDENTIFYING AND REPORTING THE ASSIGNED COSTS. In allocating the fully assigned cost of labor services, the following implementation guidelines are applicable.

- Tracking of direct labor hours is only required by a person or group or individuals within a unit who expect to spend more than 100 hours or more than $25,000 in direct labor charges annually on a project or activity.

     As used herein, the term project refers to an overall product or service, such as TEEM, and not to individual prospective customers for such products or services.

- Management employees, who are tracking their time for cost assignment purposes, but are not dedicated members of the project team may use a flat percentage factor to allocate their labor. For example, if the management employee generally works a 50-hour work week and works 5 hours per week to support a particular project, then 10 percent (5/50) of the employee's total salary should be charged to the project. Each "non-dedicated" management employee must document the calculation of the applicable labor assignment percentage.

     If it is expected that a group of individuals within the same department or functional area will incur over 100 hours or more than $25,000 in direct labor charges on a cumulative basis on a specific project, the FTE (full-time equivalent) hours and cost should be estimated and assigned.


ALLOCATION PROCEDURES AND METHODS

The PGs and each BU will develop and document their own specific processes and procedures for identifying, tracking, summarizing and billing affiliate transactions. PE Corporate Accounting group has the overall responsibility for the tracking and billing of PG allocations to the BUs and for documenting PG processes and procedures. Each BU in turn is responsible for its allocations to a PG or other BUs as well as the review of cost allocations from such affiliates.

Individuals or entities whose services are either not being billed out or who are being billed out using the Multi-Factor Formula or the Flat Percentage Allocation methods may from time to time work on "Special Projects" which require separate billing. If it is expected that a substantial amount of time worked (defined as over 100 hours or in excess of $25,000) will be related to a Special Project directly billable to an affiliate or shareholder-funded project such hours will be tracked and billed separately.

Capital expenditures and inventory costs associated with a shareholder-funded project whether regulated or unregulated, should be identified, tracked and recorded separately to allow for proper determination of and accounting for depreciation expense and inventory costs. Any chargeback will be made at the fully loaded cost.

For computer systems costs and other fixed assets which have already been expensed and/or depreciated, a chargeback usage amount or rate will be estimated based upon a comparable market rate.

                                   APPENDIX A

ALLOCATION METHODS

Generally, PG costs are allocated using the multi-factor formula, however, there are some variations as summarized below:

AUDIT SERVICES      Multi-Factor Formula - Billings will be done using the
                    multi-factor formula method. However, on a quarterly basis, a comparison will be performed using the group's internal timekeeping system as a benchmark.

                    A true-up will be performed if the use of the multi-factor formula vs. an allocation based on total direct hours per the timekeeping system results in a distortion of the total annual cost allocation by the lesser of 10% or $100,000.

LAW Direct Assignment - Labor billed directly for BU counsel and hourly for other attorneys based upon the group's internal timekeeping system. The labor cost for the General Counsel space costs and all other general and administrative costs will be allocated using the multi-factor formula.

                    A true-up will be performed if the use of the multi-factor formula results in a distortion of the total annual cost allocation by the lesser of 10% or $100,000.

ADVISORY SERVICES   Direct Assignment - Billing based upon each respective
AND TAX DEPARTMENT  group's internal timekeeping system.

RISK MANAGEMENT     Direct Assignment of insurance premiums and claim costs.
                    All other general and administrative costs will be assigned using a flat percentage allocation based on historical usage.

PENSION AND         The percentage rate is calculated based on the ratio of
BENEFITS            total pension and benefit dollars to total labor dollars.
                    Cost reports will reflect direct labor as well as pension and benefits burden. Pension and benefits refer to contributions made by the company for medical related programs, pension/401K, and workers' compensation.

PAYROLL TAXES       Actual rate for employer paid FICA will be applied to total labor dollars by cost center.

              FIRST AMENDMENT TO MASTER AFFILIATE SERVICE AGREEMENT


     THIS FIRST AMENDMENT TO MASTER AFFILIATE SERVICE AGREEMENT (the "Amendment") is made and entered into effective as of January 15, 1997 (the "Effective Date"), between Pacific Enterprises Energy Management Services on its own behalf and as attorney in fact for certain non-regulated subsidiaries of wholly and partially Pacific Enterprises identified on Appendix "A" of this Agreement ("Pacific") and Southern California Gas Company ("SoCalGas"). Pacific and SoCalGas are each referred to in this Agreement individually as a "Party," and collectively as the "Parties." The Parties hereby agree as follows:

                                    RECITALS

     WHEREAS, the Parties entered into that certain Master Affiliate Service Agreement (the "Agreement") effective as of September 1, 1996 and the Parties wish to amend the Agreement to add additional parties as provided in this Amendment.

     NOW THEREFORE, the Parties agree as follows:

                                    AGREEMENT

     1.1 By this Amendment the Parties hereby add Mineral JV, L.L.C. as an additional party to the Agreement, and the version of Appendix "A" that is attached to the Agreement is hereby replaced with the version of Appendix A that is attached to this Amendment.

     1.2 Capitalized terms used in this Amendment shall have the meanings set forth in the Agreement.

     1.3 As amended by this Agreement, the Agreement shall remain in full force and effect.


     IN WITNESS WHEREOF, this Amendment has been executed as of the Effective Date in duplicate originals by the duly authorized representatives of the Parties.

PACIFIC ENTERPRISES ENERGY              SOUTHERN CALIFORNIA GAS
MANAGEMENT SERVICES                     COMPANY
a California corporation                a California corporation

By: /s/ Eric B. Nelson                  By: /s/ Warren I. Mitchell
   ----------------------------            ----------------------------
    Eric B. Nelson                          Warren I. Mitchell

MINERAL JV, L.L.C.
a California limited liability company


By: /s/ Eric B. Nelson
    ------------------------------
     Eric B. Nelson


Appendix "A" - Certain Non-Regulated Wholly-Owned and Partially-Owned Subsidiaries of Pacific Enterprises.

                                  APPENDIX "A"

1.   Energy Alliance I
2.   Ensource
3.   Mineral JV, L.L.C.
4.   Pacific Energy
5.   Pacific Energy Leasing
6.   Pacific Enterprises Energy Services
7.   Pacific Enterprises Energy Management Services
8.   Pacific Enterprises LNG Company